UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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COMVERSE TECHNOLOGY, INC.
(Name of Registrant as Specified In Its Charter)

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November 7, 2011

Dear Shareholders,

We are writing to advise you that the Board of Directors of Comverse Technology Inc. strongly disagrees with the recommendations of ISS Proxy Advisory Services, issued on November 3, 2011, that shareholders vote against two of our director nominees, Raz Alon and Mark Terrell, at the November 16, 2011 annual meeting of shareholders. We urge that, in light of the strong contributions of Mr. Alon and Mr. Terrell as outlined below, you vote in favor of these nominees.

The sole reason advanced by ISS for voting against Mr. Alon is that he is the only director who has served on the Board prior to stock options backdating being uncovered in March 2006. The conclusion reached by ISS reflects an incomplete understanding of the facts surrounding these events.

We do not see this reason as persuasive because:

•	Mr. Alon was not a director during the period in which the backdating occurred and he never served on the Compensation Committee that granted the stock options at issue.

•	Mr. Alon was a relatively new member of the Board when the stock option backdating issue was discovered.

•

Following the termination of employment of prior senior management, Mr. Alon served as acting Chief Executive Officer from April to November 2006 to stabilize the Company and was instrumental in recruiting five independent directors to complete a transformation of the Board.

•

Mr. Alon, along with Mr. Terrell, served on the Special Committee that investigated wrongdoing by former management. This committee worked on its investigation and report for 22 months, held 30 meetings, shared its findings with governmental agencies and produced a detailed report of its extensive investigation and recommendations as to remedial measures that were adopted by the Board (see the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2008).

The sole reason advanced by ISS for a vote against Mr. Terrell is that he served continuously on the Audit Committee since 2006 and, as a result, “bears meaningful responsibility for the duration and expense of the Company’s restatement process.” Conversely, the Board believes that largely because of Mr. Terrell’s unique experience and sustained commitment, the Company was able to successfully accomplish a very complex series of investigations into wrongdoing by former management and financial statement restatements that resulted in the re-listing of the Company’s stock and the opportunity to hold our annual shareholders’ meeting.

810 Seventh Avenue, 32nd Floor, New York, NY 10019     Telephone (212) 739 1000   Facsimile (212) 739 1001

www.cmvt.com

With respect to Mr. Terrell, please note the following:

•

His unique experience to serve on our Audit Committee includes having been a KPMG partner for approximately 25 years, the Partner in Charge and Executive Director of KPMG’s Audit Committee Institute and, in addition to serving as an audit partner, was Office Managing Partner of three of KPMG’s offices for approximately 15 years.

•	He is only one of several directors with long tenure on the Audit Committee.

•

Mr. Terrell was the first director to be added to the Board after the discovery of the stock option backdating issue and, together with Mr. Alon, played a key role in rebuilding the Board, investigating the stock option issue and reforming the governance of the Company. His efforts in this regard were specifically recognized when he was named to the Directorship 100 – a list of the people most influential in corporate governance – in 2007.

•	In addition to serving on the Special Committee (as described above), from December 2006 to March 2008, he served as non-executive Chairman of the Board.

The entire Board has worked hard to get the Company back on track (a current reporting company listed on Nasdaq) and we believe that singling out Messrs. Alon and Terrell for a “no vote”, two directors who played an integral role in that process, is not in the interests of shareholders. We urge shareholders to vote for all of our nominees and look forward to seeing you on November 16th.

Very truly yours,

/s/ Charles J. Burdick
Chairman of the Board and
Chief Executive Officer